Exhibit 99.1

AEO Inc. Reports Record Third Quarter Revenue and Strong Operating Profit; Updated Annual Outlook Reflects Improved Demand and Profit Improvement Initiatives

•
Record third quarter revenue of $1.3 billion, up 5% to last year, with growth across brands and channels
•
Operating profit of $125 million, up to last year; Second highest since 2012
•
Aerie posted all-time high third quarter revenue and operating margin; Comparable sales up 12% to last year
•
American Eagle revenue and comparable sales up 2% to last year, reflecting continued sequential improvement in trends
•
Continued progress on profit improvement initiatives

November 21, 2023

PITTSBURGH -- (BUSINESS WIRE) – American Eagle Outfitters, Inc. (NYSE: AEO) today announced financial results for the third quarter ended October 28, 2023.

“I am pleased with our third quarter results which demonstrated the strength of our brands and reflected continued progress on our growth and profit improvement initiatives. Our strategic priorities, underpinned by our customer-first focus and commitment to operational excellence are propelling us forward,” commented Jay Schottenstein, AEO’s Executive Chairman of the Board of Directors and Chief Executive Officer.

“Momentum has continued across the business into the fourth quarter, driven by strong holiday assortments, engaging marketing campaigns and solid execution, supporting our improved outlook for the rest of the year. Looking ahead, we remain focused on advancing our long-term strategic priorities, as we seek to create consistent growth across our portfolio of brands and generate efficiencies for improved profit flow-through. We are set up to deliver on both in 2024.”

Third Quarter 2023 Results compared to Third Quarter 2022 Results:

•
Total net revenue of $1.3 billion was up 5%. Store revenue was up 3%. Digital revenue was up 10%.
•
Aerie revenue of $393 million rose 12% with comparable sales up 12%. American Eagle revenue of $857 million rose 2% and comparable sales increased 2%.
•
Gross profit of $544 million increased approximately 13% and reflected a gross margin rate of 41.8%, up 310 basis points. Margin expansion was driven by strong demand, lower product and freight costs and continued benefits from our profit improvement work including lower markdowns and leverage on rent, distribution and warehousing and delivery.

•
Selling, general and administrative expense of $362 million was up 16%, consistent with guidance. Aligned with strong business performance, roughly half of the expense increase was due to incentive compensation against zero accruals last year. Store payroll also increased largely due to higher wages.
•
Operating income of $125 million reflected a 9.6% margin.
•
Diluted earnings per share of $0.49 increased 17%. Average diluted shares outstanding were 198 million.

Inventory

Total ending inventory declined 4% to $769 million, with units down 3%. The company continues to maintain inventory discipline.

Capital Expenditures

Capital expenditures totaled $43 million in the third quarter and $135 million year-to-date. For Fiscal 2023, management continues to expect capital expenditures to approximate $150 to $175 million.

Profit Improvement Focus

Earlier this year, the company launched a comprehensive review of its cost structure. Early actions have been focused on the components of gross margin and contributed to margin expansion in the second and third quarters. Other significant work streams have been identified, actioned and incorporated into the company’s 2024 plans. The results of these initiatives are expected to yield gross margin expansion, as well as SG&A and depreciation leverage, resulting in an improved operating profit rate.

Outlook

For Fiscal 2023, management expects revenue to be up mid-single digits to last year, compared to prior guidance for revenue up low single digits. Operating income is expected to be in the range of $340 to $350 million, at the high end of prior guidance of $325 to $350 million. This reflects strengthened demand and continued profit improvement. With better business trends driving higher incentives, SG&A is expected to be up in the low double digits for the year.

For the fourth quarter, management’s outlook reflects revenue up high-single digits and operating income in the range of $105 to $115 million. The revenue outlook includes a four point positive contribution from the 53rd week. SG&A is expected to be up approximately 20% including a 5 point impact from the 53rd week. Incentive accruals are also expected to be higher, which are skewed to the back half of the year. Depreciation is expected to be similar to the third quarter.

Conference Call and Supplemental Financial Information

Management will host a conference call and real time webcast today at 11:00 a.m. Eastern Time. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 or go to www.aeo-inc.com to access the webcast and audio replay. Additionally, a financial results presentation is posted on the company’s website.

* * * *

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle® and Aerie® brands. Our purpose is to show the world that there’s REAL power in the optimism of youth. The company operates stores in the United States, Canada, Mexico, Hong Kong and Japan, and ships to approximately 80 countries worldwide through its websites. American Eagle and Aerie merchandise also is available at more than 300 international locations operated by licensees in approximately 30 countries. In 2022, AEO released its first annual Building a Better

World report, which outlines two decades of ESG achievements through the company’s Planet, People and Practices initiatives. For more information, please visit www.aeo-inc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release and related statements by management contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), which represent our expectations or beliefs concerning future events, including fourth quarter and annual fiscal 2023 and annual fiscal 2024 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on many important factors, some of which may be beyond the company’s control. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," “potential,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise and even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. The following factors, in addition to the risks disclosed in Item 1A., Risk Factors, of our Annual Report on Form 10-K for the fiscal year ended January 28, 2023 and in any other filings that we may make with the Securities and Exchange Commission in some cases have affected, and in the future could affect, the company's financial performance and could cause actual results for fiscal 2023 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this release or otherwise made by management: the negative impacts of the COVID-19 pandemic and related operational disruptions; the risk that the company’s operating, financial and capital plans may not be achieved; our inability to anticipate customer demand and changing fashion trends and to manage our inventory commensurately; seasonality of our business; our inability to achieve planned store financial performance; our inability to react to raw material cost, labor and energy cost increases; our inability to gain market share in the face of declining shopping center traffic; our inability to respond to changes in e-commerce and leverage omni-channel demands; our inability to expand internationally; difficulty with our international merchandise sourcing strategies; challenges with information technology systems, including safeguarding against security breaches; and global economic, public health, social, political and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits, which could have a material adverse effect on our business, results of operations and liquidity.

CONTACT:

Line Media

412-432-3300

LineMedia@ae.com

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	October 28, 2023	October 29, 2022
Assets
Current assets:
Cash and cash equivalents	$240,940	$82,133
Merchandise inventory	769,315	797,731
Accounts receivable, net	239,374	250,879
Prepaid expenses and other	103,789	146,362
Total current assets	1,353,418	1,277,105
Operating lease right-of-use assets	995,023	1,148,832
Property and equipment, at cost, net of accumulated depreciation	742,793	789,809
Goodwill	264,825	271,209
Intangible assets, net	88,201	96,530
Non-current deferred income taxes	20,791	34,135
Other assets	55,735	54,857
Total assets	$3,520,786	$3,672,477
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$300,031	$188,448
Current portion of operating lease liabilities	294,898	332,160
Unredeemed gift cards and gift certificates	47,676	47,531
Accrued compensation and payroll taxes	96,484	36,436
Accrued income taxes and other	19,255	13,056
Other current liabilities and accrued expenses	72,887	67,799
Total current liabilities	831,231	685,430
Non-current liabilities:
Non-current operating lease liabilities	927,019	1,089,710
Long-term debt, net	-	411,911
Other non-current liabilities	24,247	22,894
Total non-current liabilities	951,266	1,524,515
Commitments and contingencies	-	-
Stockholders' equity:
Preferred stock	-	-
Common stock	2,496	2,496
Contributed capital	343,695	389,726
Accumulated other comprehensive loss	(32,865)	(41,267)
Retained earnings	2,234,761	2,080,852
Treasury stock	(809,798)	(969,275)
Total stockholders' equity	1,738,289	1,462,532
Total Liabilities and Stockholders' Equity	$3,520,786	$3,672,477

Current ratio	1.63	1.86

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share amounts)
(unaudited)

	GAAP Basis
	13 Weeks Ended
	October 28, 2023	% of Revenue	October 29, 2022	% of Revenue
Total net revenue	$1,301,055	100.0%	$1,240,583	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	757,258	58.2%	760,810	61.3%
Gross profit	543,797	41.8%	479,773	38.7%
Selling, general and administrative expenses	361,992	27.8%	311,101	25.1%
Depreciation and amortization expense	56,444	4.4%	51,124	4.1%
Operating income	125,361	9.6%	117,548	9.5%
Interest (income) expense, net	(2,871)	-0.2%	3,878	0.3%
Other (income) expense, net	(3,984)	-0.3%	782	0.1%
Income before income taxes	132,216	10.1%	112,888	9.1%
Provision for income taxes	35,516	2.7%	31,616	2.5%
Net income	$96,700	7.4%	$81,272	6.6%

Net income per basic share	$0.50		$0.44
Net income per diluted share	$0.49		$0.42

Weighted average common shares outstanding - basic	195,343		186,305
Weighted average common shares outstanding - diluted	198,367		195,776

	GAAP Basis
	39 Weeks Ended
	October 28, 2023	% of Revenue	October 29, 2022	% of Revenue
Total net revenue	$3,582,859	100.0%	$3,493,745	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	2,172,867	60.6%	2,255,929	64.5%
Gross profit	1,409,992	39.4%	1,237,816	35.5%
Selling, general and administrative expenses	1,006,210	28.1%	917,687	26.3%
Impairment, restructuring and other charges	21,275	0.6%	-	0.0%
Depreciation and amortization expense	169,026	4.7%	146,664	4.2%
Operating income	213,481	6.0%	173,465	5.0%
Debt related charges	-	0.0%	60,066	1.7%
Interest (income) expense, net	(1,229)	0.0%	11,887	0.3%
Other (income) expense, net	(9,446)	-0.3%	(5,501)	-0.2%
Income before income taxes	224,156	6.3%	107,013	3.2%
Provision for income taxes	60,434	1.7%	36,466	1.2%
Net income	$163,722	4.6%	$70,547	2.0%

Net income per basic share	$0.84		$0.39
Net income per diluted share	$0.83		$0.36

Weighted average common shares outstanding - basic	195,467		178,637
Weighted average common shares outstanding - diluted	197,969		207,499

AMERICAN EAGLE OUTFITTERS, INC.
RESULTS BY SEGMENT
(Dollars in thousands)
(unaudited)

	For the 13 weeks ended		For the 39 weeks ended
	October 28, 2023	October 29, 2022	October 28, 2023	October 29, 2022
Net Revenue:
American Eagle	$857,378	$837,575	$2,295,487	$2,301,051
Aerie	$393,042	$349,712	$1,132,537	$1,043,129
Other (1)	$111,805	$115,346	$329,480	$315,333
Intersegment Elimination	$(61,170)	$(62,050)	$(174,645)	$(165,768)
Total Net Revenue	$1,301,055	$1,240,583	$3,582,859	$3,493,745

Operating Income:
American Eagle	$184,029	$174,129	$418,232	$387,213
Aerie	$75,850	$56,487	$188,772	$111,414
Other(1)(3)	$(8,601)	$(11,650)	$(35,250)	$(39,381)
Intersegment Elimination	$-	$-	$-	$-
General corporate expenses (2)	$(125,917)	$(101,418)	$(336,998)	$(285,781)
Impairment, restructuring and other charges(3)	$-	$-	$(21,275)	$-
Total Operating Income	$125,361	$117,548	$213,481	$173,465

Debt related charges	$-	$-	$-	$60,066
Interest (income) expense, net	$(2,871)	$3,878	$(1,229)	$11,887
Other (income) expense, net	$(3,984)	$782	$(9,446)	$(5,501)
Income before income taxes	$132,216	$112,888	$224,156	$107,013

Capital Expenditures
American Eagle	$17,219	$20,477	$48,411	$55,000
Aerie	$9,499	$24,404	$31,576	$85,663
Other (1)	$9,760	$20,801	$21,490	$25,933
General corporate expenditures (2)	$6,478	$5,825	$33,438	$32,768
Total Capital Expenditures	$42,956	$71,507	$134,915	$199,364

(1) The Todd Snyder brand, Unsubscribed brand, and Quiet Platforms have been identified as separate operating segments; however, as they do not meet the quantitative thresholds for separate disclosure, they are presented under the Other caption.

(2) General corporate expenses are comprised of general and administrative costs that management does not attribute to any of our operating segments. These costs primarily relate to corporate administration, information and technology resources, finance and human resources functional and organizational costs, depreciation and amortization of corporate assets, and other general and administrative expenses resulting from corporate-level activities and projects.

(3) $21.3 million of pre-tax impairment, restructuring and other charges related to Quiet Platforms, including $10.8 million of long-lived asset impairment charges, $5.6 million of severance costs, and $4.9 million of contract related charges for the 39 weeks ended October 28, 2023.

AMERICAN EAGLE OUTFITTERS, INC.
STORE INFORMATION
(unaudited)

	Third Quarter	YTD Third Quarter
	2023	2023
Consolidated stores at beginning of period	1,184	1,175
Consolidated stores opened during the period
AE Brand (1)	8	14
Aerie (incl. OFFL/NE) (2)	8	13
Todd Snyder	1	4
Consolidated stores closed during the period
AE Brand (1)	(1)	(6)
Aerie (incl. OFFL/NE) (2)	(1)	(1)
Total consolidated stores at end of period	1,199	1,199

AE Brand (1)	873
Aerie (incl. OFFL/NE) (2)	307
Todd Snyder	14
Unsubscribed	5

Total gross square footage at end of period (in '000)	7,333	7,333

International license locations at end of period (3)	301	301

(1) AE Brand includes AE stand alone locations, AE/Aerie side-by side locations, AE/OFFL/NE side-by-side locations, and AE/Aerie/OFFL/NE side-by-side locations.

(2) Aerie (incl. OFFL/NE) includes Aerie stand alone locations, OFFL/NE stand alone locations, and Aerie/OFFL/NE side-by-side locations.

(3) International license locations (retail stores and concessions) are not included in the consolidated store data or the total gross square footage calculation.